Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2019 FOURTH QUARTER

OKLAHOMA CITY, Oklahoma…February 24, 2020… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the fourth quarter ended December 31, 2019.

Fourth Quarter Summary

•	Net sales of $73.9 million for the fourth quarter of 2019, compared to $94.7 million for the fourth quarter of 2018.
•	Net loss of $27.7 million for the fourth quarter of 2019 (or $18.0 million adjusted for non-cash write-down), compared to $13.0 million for the fourth quarter of 2018.
•

Adjusted EBITDA(1) of $7.2 million for the fourth quarter of 2019, compared to $25.1 million for the fourth quarter of 2018 which include adjustments for certain legal fees incurred in both periods ($3.8 million and $1.8 million in 2019 and 2018, respectively).

•	91% average ammonia on-stream rate for the full year of 2019 versus 89% for the full year of 2018.
•

Completed an extensive turnaround at our Pryor facility including the installation of a new, larger urea reactor and the installation of a new, larger sulfuric acid converter at our El Dorado facility.

“Our fourth quarter capped off a year of significant progress and challenges for LSB,” stated Mark Behrman, LSB Industries’ President and CEO.  “Net sales and adjusted EBITDA were down relative to the same quarter last year due to weaker selling prices for both our agricultural and industrial products as well as lower overall sales volumes resulting primarily from an extensive planned turnaround at our Pryor facility and several unplanned outages, partially offset by lower natural gas prices.”

“Pricing was down for all of our major agricultural product categories during the fourth quarter reflecting a combination of factors including the continued oversupply of ammonia in our primary end markets, increased imports of some of our downstream products, and a late U.S. corn harvest which resulted in weaker than expected fertilizer demand for fall application.”

Mr. Behrman continued, “Regarding our plant operations, during the fourth quarter, we completed an extensive turnaround at our Pryor facility and made upgrades to our El Dorado facility that we expect to enhance their reliability and production volume going forward.  Ammonia on-stream rates across our three facilities averaged 91% for 2019, which was below our expectations but was a continuation of our three-year trend of steady performance improvement and was an increase of more than 10 percentage points from 2016.  We have seen good progress from our multi-faceted approach to increasing the reliability of our operations thus far and expect continued improvement in 2020 as we work to reach our long-term goal of 95% annual ammonia on-stream rates.”

“With respect to our outlook for 2020, we anticipate that agricultural and industrial selling prices for the first six months will continue to be impacted by the aforementioned factors impacting the agricultural market coupled with excess ammonia inventories weighing on the industrial market pricing. We do, however, expect to deliver significant increases in net sales and adjusted EBITDA for the year as we have no planned turnarounds this year, and we expect to take advantage of the increased production capacity of UAN and sulfuric acid that we added in

_______________________________________________________________________________________________________________________________________

(1) This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

2019.  Additionally, we have secured incremental sales opportunities in our industrial and mining business.  Collectively, we project these factors will more than offset the challenging pricing environment for our products.  As previously mentioned, we anticipate continued improvement in the operating performance of our facilities as a result of the maintenance and upgrades we completed in 2019.  We also believe that demand from our agricultural markets will improve given industry forecasts for increased acreage of corn to be planted relative to 2019 allowing us to take advantage of our expanded production capabilities.”  Mr. Behrman concluded, “In short, while our fourth quarter results were below our expectations headed into the period, we believe we have positioned LSB to deliver strong improvement in EBITDA and cash flow in 2020, which would be further enhanced by our ability to leverage any strengthening in ammonia and fertilizer prices that we anticipate will materialize during the year.”

	Three Months Ended December 31,
	2019		2018
	(Dollars in thousands)
Net Sales by Market Sector	Net Sales	Sector Mix	Net Sales	Sector Mix	% Change
Agricultural	$ 32,851	45%	$ 40,873	43%	(20) %
Industrial	34,064	46%	42,898	45%	(21) %
Mining	6,981	9%	10,959	12%	(36) %
	$ 73,896		$ 94,730		(22) %

Comparison of 2019 to 2018 quarterly periods:

•

Net sales of our agricultural products were down during the quarter relative to the prior year period driven by weaker pricing for agricultural ammonia, HDAN, and UAN, and lower sales volumes of UAN and ammonia.  The lower volumes were largely attributable to a weak fall ammonia application season, lower comparable on-stream rates, and an extended turnaround at our Pryor facility.

•

Net sales of our industrial products decreased due to lower selling prices for industrial ammonia, which is principally indexed to Tampa benchmark pricing.  This decrease is primarily due to ample ammonia supply resulting from a very limited fall harvest and application season.  Industrial product sales volumes were also lower relative to the prior year period as the 2018 fourth quarter benefitted from strong nitric acid sales as a result of incremental business due to plant outages at a competitor’s facilities. Mining product volumes decreased as a result of lower demand as compared to the fourth quarter of 2018.

•

Operating loss increased and adjusted EBITDA decreased in the quarter relative to the prior year period primarily due to weaker product sales and the related loss of fixed cost absorption from lower production rates as well as approximately $9.5 million of other expenses related primarily to the non-cash write-down of non-core capital assets, spare parts, and capital spares.  This equipment was determined to be obsolete after the completion of the extensive updates and upgrades we’ve made to our facilities.  Additionally, in the fourth quarter of 2018, we received a favorable settlement with a subcontractor responsible for past faulty work at our Pryor facility.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended December 31,
Product (tons sold)	2019	2018	% Change
Urea ammonium nitrate (UAN)	64,298	103,618	(38) %
High density ammonium nitrate (HDAN)	58,603	46,650	26%
Ammonia	17,071	19,070	(10) %
Other	2,516	2,023	24%
	142,488	171,361	(17) %

Average Selling Prices (price per ton) (A)
UAN	$161	$ 180	(11) %
HDAN	$201	$ 240	(16) %
Ammonia	$253	$ 316	(20) %

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended December 31,
Product (tons sold)	2019	2018	% Change
Ammonia	64,868	67,919	(4) %
Nitric acid, excluding Baytown	29,594	35,870	(17) %
Other Industrial Products	9,839	7,552	30%
	104,301	111,341	(6) %

Tampa Ammonia Benchmark (price per metric ton)	$ 255	$ 345	(26) %

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended December 31,
Product (tons sold)	2019	2018	% Change
LDAN/HDAN/AN solution	29,015	42,277	(31) %
Input Costs
Average natural gas cost/MMBtu	$ 2.47	$ 3.46	(29) %

Financial Position and Capital Expenditures

As of December 31, 2019, our total cash position was $22.8 million. Additionally, we had approximately $42.1 million of borrowing availability under our Working Capital Revolver giving us total liquidity of approximately $65 million.  Total long-term debt, including the current portion, was $459.0 million at December 31, 2019 compared to $425.2 million at December 31, 2018.  The increase in long-term debt primarily relates to the issuance of $35 million of additional Senior Secured Notes completed in the second quarter of 2019 which will be primarily used for margin enhancement projects. The aggregate liquidation value of the Series E Redeemable Preferred at December 31, 2019, inclusive of accrued dividends of $103.0 million, was $242.8 million.

Interest expense for the fourth quarter of 2019 was $12.1 million compared to $11.1 million for the same period in 2018, and full year 2019 interest expense was $46.4 million.

Capital expenditures were approximately $15.6 million in the fourth quarter of 2019 and $36.1 million for the full year. For the full year of 2020, total capital expenditures are expected to be between $25 to $30 million, inclusive of margin enhancement capital.

Volume Outlook

The Company’s outlook for sales volumes for the full year 2020 are as follows:

Products	Full Year 2020 Sales (tons)	Full Year Actual 2019 Sales (tons)
Agriculture:
UAN	465,000 – 485,000	360,000
HDAN	285,000 – 305,000	278,000
Ammonia	105,000 – 125,000	84,000

Industrial, Mining and Other:
Ammonia	260,000 – 280,000	275,000
LDAN/HDAN and AN solution	205,000 – 225,000	172,000
Nitric Acid and Other Mixed Acids	105,000 – 125,000	100,000
Sulfuric Acid	145,000 – 165,000	135,000
DEF	20,000 – 30,000	16,000

Conference Call

LSB’s management will host a conference call covering the fourth quarter results on Tuesday, February 25, 2020 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments.  Participating in the call will be President & Chief Executive Officer, Mark Behrman and Executive Vice President & Chief Financial Officer, Cheryl Maguire. Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.  To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally are identifiable by use of the words

“may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2020; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct.  Actual results may differ materially from the forward-looking statements as a result of various factors.  These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2019 and, if applicable, our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements.  We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, President & CEO Cheryl Maguire, Executive Vice President & CFO (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Mike Gaudreau (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Twelve Months Ended December 31,

	December 31,		December 31,
	Three Months Ended		Twelve Months Ended
	2019	2018	2019	2018
	(In Thousands, Except Per Share Amounts)
Net sales	$73,896	$94,730	$365,070	$378,160
Cost of sales	86,173	82,319	360,085	362,325
Gross profit (loss)	(12,277)	12,411	4,985	15,835

Selling, general and administrative expense	9,467	15,031	34,172	40,811
Other expense (income), net	9,532	(137)	9,904	(1,951)
Operating loss	(31,276)	(2,483)	(39,091)	(23,025)

Interest expense, net	12,080	11,056	46,389	43,064
Loss on extinguishment of debt	—	—	—	5,951
Non-operating other income, net	(534)	(1,258)	(1,139)	(1,554)
Loss before provision (benefit) for income taxes	(42,822)	(12,281)	(84,341)	(70,486)
Provision (benefit) for income taxes	(15,108)	764	(20,924)	1,740
Net loss	(27,714)	(13,045)	(63,417)	(72,226)

Dividends on convertible preferred stocks	75	75	300	300
Dividends on Series E redeemable preferred stock	8,120	7,092	30,729	26,840
Accretion of Series E redeemable preferred stock	502	493	1,995	3,375
Net loss attributable to common stockholders	$(36,411)	$(20,705)	$(96,441)	$(102,741)

Basic and dilutive income (loss) per common share:
Net loss	$(1.30)	$(0.75)	$(3.44)	$(3.74)

LSB Industries, Inc.

Consolidated Balance Sheets

	December 31,
	2019	2018
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$22,791	$26,048
Accounts receivable	40,203	67,043
Allowance for doubtful accounts	(261)	(351)
Accounts receivable, net	39,942	66,692
Inventories:
Finished goods	21,738	27,726
Raw materials	1,573	1,483
Total inventories	23,311	29,209
Supplies, prepaid items and other:
Prepaid insurance	11,837	10,924
Supplies	24,689	24,576
Other	8, 303	8,964
Total supplies, prepaid items and other	44,829	44,464
Total current assets	130,873	166,413

Property, plant and equipment, net	936,474	974,248

Other assets:
Operating lease assets(1)	15,330	—
Intangible and other assets, net	5,812	7,672
	21,142	7,672

	$1,088,489	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	December 31,
	2019	2018
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$58,477	$62,589
Short-term financing	9,929	8,577
Accrued and other liabilities	25,484	42,129
Current portion of long-term debt	9,410	12,518
Total current liabilities	103,300	125,813

Long-term debt, net	449,634	412,681

Noncurrent operating lease liabilities(1)	11,404	—

Other noncurrent accrued and other liabilities	6,214	8,861

Deferred income taxes	35,717	56,612

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $242,800,000 ($212,071,000 at December 31, 2018)	234,893	202,169
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders' equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding; aggregate liquidation preference of $3,025,000 ($2,785,000 at December 31, 2018)	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding; aggregate liquidation preference of $1,252,000 ($1,192,000 at December 31, 2018)	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,283,210 shares issued (31,283,210 shares at December 31, 2018)	3,128	3,128
Capital in excess of par value	196,833	198,482
Retained earnings	57,632	153,773
	260,593	358,383
Less treasury stock, at cost:
Common stock, 2,009,566 shares (2,438,305 shares at December 31, 2018)	13,266	16,186
Total stockholders' equity	247,327	342,197
	$1,088,489	$1,148,333

(1) Relates to the adoption of ASC 842 associated with lease accounting rules.

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G.  These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP.  Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In Thousands)

Net loss	$ (27,714)	$ (13,045)	$ (63,417)	$ (72,226)
Plus:
Interest expense	12,080	11,056	46,389	43,064
Loss on extinguishment of debt	-	-	-	5,951
Depreciation, depletion and amortization	17,064	17,326	69,574	72,626
Provision (benefit) for income taxes	(15,108)	764	(20,924)	1,740
EBITDA	$ (13,678)	$ 16,101	$ 31,622	$ 51,155

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss (gain) on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with reliability and purchasing initiatives.    We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred.  Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments.  Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In Thousands)

EBITDA	$ (13,678)	$ 16,101	$ 31,622	$ 51,155

Stock-based compensation	421	4,074	2,220	8,358
Severance costs	615	2,646	615	2,646
Legal fees (Leidos)	3,843	1,816	9,601	4,836
Loss (gain) on sales of property and equipment (1)	10,564	287	11,221	(1,637)
Fair market value adjustment on preferred stock embedded derivatives	(437)	(1,328)	(558)	(1,249)
Consulting costs associated with reliability and purchasing initiatives	502	1,358	1,414	3,812
Turnaround costs	5,373	116	13,210	9,768
Adjusted EBITDA	$ 7,203	$25,070	$ 69,345	$ 77,689

(1) Includes a non-cash charge associated with assets held for sale.

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to netback which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
	(In Thousands)

Agricultural sales	$ 32,851	$ 40,873	$187,641	$ 187,164

Less freight:	3,956	2,655	14,727	13,010

Netback	$ 28,895	$ 38,218	$172,914	$ 174,154